Exhibit 4.5

DESCRIPTION OF SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

As of March 27, 2020, Staffing 360 Solutions, Inc., a Delaware corporation (“we,” “our” and the “Company”) has our common stock, par value $0.00001 per share (the “Common Stock”) registered under Section 12 of the Securities Exchange Act of 1934, as amended.

The foregoing description is intended as a summary and is qualified in its entirety by reference to our amended and restated certificate of incorporation (the “Certificate of Incorporation”), the amended and restated bylaws (the “Bylaws”) and any certificates of designation of our preferred stock as currently in effect, copies of which are filed as exhibits to this Annual Report on Form 10-K and are incorporated by reference herein.

Authorized Capital Stock

Our Certificate of Incorporation authorizes us to issue 60,000,000 shares of capital stock, of which 40,000,000 are shares of Common Stock and 20,000,000 are shares of preferred stock, of 1,663,008 are designated as Series A Preferred Stock, $0.00001 par value per share (“Series A Preferred Stock”), 200,000 are designated as Series B Preferred Stock, $0.00001 par value per share (“Series B Preferred Stock”), 2,000,000 are designated as Series C Preferred Stock, $0.00001 par value per share (“Series C Preferred Stock”), 13,000 are designated as Series E Convertible Preferred Stock, $0.00001 par value per share (“Series E Preferred Stock”) and 6,500 are designated as Series E-1 Convertible Preferred Stock, $0.00001 par value per share (“Series E-1 Preferred Stock”).

As of March 27, 2020, we had 9,107,563 shares of common stock, 1,039,380 shares of Series A Preferred Stock, 13,000 shares of Series E Preferred Stock and 891 shares of Series E-1 Preferred Stock issued and outstanding.

The authorized and unissued shares of Common Stock and the authorized and undesignated shares of preferred stock are available for issuance without further action by our stockholders, unless such action is required by applicable law or the rules of any stock exchange on which our securities may be listed. Unless approval of our stockholders is so required, our board of directors does not intend to seek stockholder approval for the issuance and sale of our Common Stock or preferred stock.

Common Stock

Classified Board of Directors

Pursuant to the Certificate of Incorporation, the members of the Board of Directors are divided into three classes, designated Class I, Class II and Non-Classified.  Class I or Class II directors shall be elected to hold office for a two-year term and until such directors’ respective successors shall be duly elected and qualified.  Each member of the board of directors who is not assigned to either Class I or Class II, including such member’s respective successors shall be designated “Non-Classified Directors”, and shall, at each annual meeting of stockholders, be

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elected to serve for a term of one year and until such director’s successor shall be duly elected and qualified. The stockholders do not have the right to cumulate their votes for the election of Directors.

Voting

Our Common stock is entitled to one vote for each share held on all matters submitted to a vote of the stockholders, including the election of directors, and does not have cumulative voting rights. Accordingly, the holders of a majority of the shares of our common stock entitled to vote in any election of directors can elect all of the directors standing for election.

Dividends

Subject to preferences that may be applicable to any then-outstanding preferred stock, the holders of Common Stock are entitled to receive dividends, if any, as may be declared from time to time by our board of directors out of legally available funds. On January 29, 2019, our board of directors approved a dividend program under which we intend to pay a regular quarterly cash dividend of $0.01 per share to holders of our common stock, subject to the requirements of applicable law and our material agreements. We are limited in our ability to pay dividends by certain of our existing agreements and the certificate of designations for our Series E Preferred Stock.  In particular, our debt agreements and certificate of designations for our Series E Preferred Stock only permit us to pay quarterly cash dividend of one cent per share of common stock issued and outstanding, provided, that such cash dividend does not exceed $100 in the aggregate per fiscal quarter.  We may not pay such dividends if any events of default exist under our debt agreements or the certificates of designations for our Series E Preferred Stock.  In addition, so long as any shares of Series A Preferred Stock are outstanding, we are not able to declare, pay or set apart for payment any dividend on any shares of Common Stock, unless at the time of such dividend we have paid all accrued and unpaid dividends on the outstanding shares of Series A Preferred Stock. Effective January 1, 2020, pursuant to certain restrictions contained in our existing agreements, we are not allowed to make any further dividend payments with respect to Series A Preferred Stock so, as a consequence, a Common Stock dividend will not be declared while such restrictions remain in force. In addition, no dividends shall be declared or paid nor funds set apart for the payment of dividends on Common Stock for so long as any Series E Preferred Stock is issued and outstanding.

Liquidation

In the event of our liquidation, dissolution or winding-up, holders of our Common Stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities, subject to the satisfaction of any liquidation preference granted to the holders of any outstanding shares of preferred stock.

Rights and Preferences

Holders of our Common Stock have no preemptive, conversion or subscription rights, and there are no redemption or sinking fund provisions applicable to our Common Stock. The rights, preferences and privileges of the holders of our common stock are subject to, and may be

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adversely affected by, the rights of the holders of shares of any series of our preferred stock that are outstanding or that we may designate and issue in the future.

The NASDAQ Capital Market Listing

Our common stock is listed on the NASDAQ Capital Market under the symbol “STAF.”

Transfer Agent

The transfer agent and registrar for our common stock is VStock Transfer, LLC. The transfer agent’s address is 18 Lafayette Place, Woodmere, New York 11598.

Preferred Stock

Our board of directors has the authority, without further action by the stockholders, to issue up to an aggregate of 20,000,000 shares of preferred stock in one or more series, to establish from time to time the number of shares to be included in each such series, to fix the rights, preferences and privileges of the shares of each wholly unissued series and any qualifications, limitations or restrictions thereon and to increase or decrease the number of shares of any such series, but not below the number of shares of such series then outstanding.  Issuance of preferred stock by our board of directors may result in such shares having dividend and/or liquidation preferences senior to the rights of the holders of our Common Stock and could dilute the voting rights of the holders of our Common Stock.

Prior to the issuance of shares of each series of preferred stock, the board of directors is required by the Delaware General Corporation Law and our Certificate of Incorporation to adopt resolutions and file a certificate of designation with the Secretary of State of the State of Delaware. The certificate of designation fixes for each class or series the designations, powers, preferences, rights, qualifications, limitations and restrictions, including, but not limited to, some or all of the following:

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the number of shares constituting that series and the distinctive designation of that series, which number may be increased or decreased (but not below the number of shares then outstanding) from time to time by action of the board of directors;

•	the dividend rate and the manner and frequency of payment of dividends on the shares of that series, whether dividends will be cumulative, and, if so, from which date;
•	whether that series will have voting rights, in addition to any voting rights provided by law, and, if so, the terms of such voting rights;
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whether that series will have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the board of directors may determine;

•	whether or not the shares of that series will be redeemable, and, if so, the terms and conditions of such redemption;

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•	whether that series will have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;
•	whether or not the shares of the series will have priority over or be on a parity with or be junior to the shares of any other series or class in any respect;
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the rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation, and the relative rights or priority, if any, of payment of shares of that series; and

•	any other relative rights, preferences and limitations of that series.

Series A Preferred Stock

Pursuant to the authority conferred upon our board of directors under the Certificate of Incorporation, our board of directors, on May 29, 2015, created the Series A Preferred Stock as evidenced by the Certificate of Designation, Preferences and Rights of Series A Preferred Stock of Staffing 360 Solutions Inc., dated May 29, 2015, a copy of which has been filed with the SEC.

Stated Value

The Series A Preferred Stock have a stated value of $1.00 per share.

Voting

Except as otherwise required by law, the Series A Preferred Stock has no voting rights.

Dividends

The holders of Series A Preferred Stock will be entitled to receive cash dividend at the rate of 12% of the stated value per annum, payable monthly in cash, prior to and in preference to any declaration or payment of any dividend on our Common Stock. So long as any shares of Series A Preferred Stock are outstanding, the Company shall not declare, pay or set apart for payment any dividend on any shares of common stock, unless at the time of such dividend the Company shall have paid all accrued and unpaid dividends on the outstanding shares of Series A Preferred Stock.

Redemption

Up until December 31, 2020, holders may convert their shares into Common Stock at their election. On December 31, 2020, we shall redeem all of the shares of Series A Preferred Stock of each holder, for cash or for shares of common stock in our sole discretion. The redemption price paid to each holder shall be equal to the stated value for each share of Series A Preferred Stock, multiplied by the number of shares of Series A Preferred Stock held by such holder, less the aggregate amount of dividends paid to such holder. If the redemption purchase price is paid in shares of common stock, the holders shall initially receive one and three tenths (1.3) shares of Common Stock for each $50.00 of the redemption purchase price.

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Optional Conversion

At any time prior to December 31, 2020, each holder may elect to convert the shares of Series A Preferred Stock held by such holder into shares of Common. Upon such conversion, a holder shall receive one and three tenths (1.3) shares of Common Stock for every 50 share of Series A Preferred Stock that the holder elects to convert.

Acceleration of Redemption Upon Change in Control

Upon the consummation of any transaction resulting in a Change of Control (as defined in the certificate of designation of Series A Preferred Stock) of the Company, the holders of Series A Preferred Stock shall have the right to declare the redemption purchase price due and payable immediately.

Acceleration of Redemption Upon Termination of Employment

Our issuance of an aggregate of 1,663,008 shares of Series A Preferred Stock to Brendan Flood and Matthew Briand was made in connection with the conversion of the Gross Profit Appreciation Bonus (as defined in each employment agreement) associated with their employment agreements. In the event of we terminate the employment of a holder without cause, the holder shall have the right to declare the redemption purchase price due and payable immediately.

Liquidation Preferences

In the event of a liquidation, dissolution or winding up, holders of Series A Preferred Stock be entitled to receive out of the assets of the Company legally available for distribution, prior to and in preference to distributions to the holders of the Common Stock or classes and series of securities of the Company which by their terms do not rank senior to the Series A Preferred Stock, and either in preference to or pari passu with the holders of any other series of Preferred Stock that may be issued in the future that is expressly made senior or pari passu, as the case may be, an amount equal to the stated value of the Series A Preferred Stock less any dividends previously paid out on the Series A Preferred Stock.

Other Rights

In case of any consolidation with or merger or reclassification or change of the Common Stock, there shall thereafter be deliverable upon redemption of the Series A Preferred Stock the kind and amount of shares of stock or other securities or property receivable upon such event by a holder of the number of shares of Common Stock equal to the number of shares of Common Stock issuable upon the redemption of the Series A Preferred Stock for which the Series A Preferred Stock might have been redeemed immediately prior to such event.

Exchange Listing

We do not plan on making an application to list the shares of Series A Preferred Stock on the NASDAQ, any national securities exchange or other nationally recognized trading system.

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Series E Preferred Stock and Series E-1 Preferred Stock

Pursuant to the authority conferred upon our board of directors under the Certificate of Incorporation, our board of directors, on November 15, 2018, created the Series E Preferred Stock and Series E-1 Preferred Stock as evidenced by the Certificate of Designation of Series E Convertible Preferred Stock of Staffing 360 Solutions Inc., dated November 15, 2018, a copy of which has been filed with the SEC. Shares of Series E-1 Preferred Stock shall have all the same terms, preferences and characteristics as are provided for in the summary below with respect to Series E Preferred Stock and references herein to Series E Preferred Stock shall include Series E-1 Preferred Stock unless otherwise indicated.

Rank

The Series E Preferred Stock ranks senior to common stock and any other series or classes of preferred stock now or after issued or outstanding with respect to dividend rights and rights on liquidation, winding up and dissolution.

Dividends

The Series E Preferred Stock carries quarterly dividend rights of (a) cash dividends accruing (i) at an annual rate per share equal to 12% from the date of issuance and (ii) 17% after the occurrence of a Preferred Default, and (b) a dividend payable in shares of Series E-1 Preferred Stock equal to 5% per annum of the liquidation value of the outstanding Series E Preferred Stock. The shares of Series E-1 Preferred Stock have all the same terms, preferences and characteristics as the Series E Preferred Stock (including, without limitation, the right to receive cash dividends), except (i) Series E-1 Convertible Preferred Stock are mandatorily redeemable by us within thirty (30) days after written demand received from any holder at any time after the earlier of the occurrence of a Preferred Default or November 15, 2020, for a cash payment equal to the Liquidation Value (as defined in the Certificate of Designation for the Series E Preferred Stock) plus any accrued and unpaid dividends thereon, (ii) each share of Series E-1 Preferred Stock is initially convertible into 602 shares of our common stock, and (iii) Series E-1 Convertible Preferred Stock may be cancelled and extinguished by us if all shares of Series E Preferred Stock are redeemed by us on or prior to October 31, 2020. As of March 27, 2020, 7,303,371 shares and 536,747 of common stock were issuable upon the potential conversion of Series E Preferred Stock and Series E-1 Preferred Stock, respectively.

No dividends shall be declared or paid nor funds set apart for the payment of dividends on any Junior Securities for so long as any Series E Preferred Stock is issued and outstanding.

Mandatory Redemption of Series E-1 Preferred Stock

Series E-1 Preferred Stock shall be mandatorily redeemable by the Company within thirty (30) days after written demand received from any holder at any time after the earlier of the occurrence of a Preferred Default or November 15, 2020, for a cash payment equal to the liquidation value of Series E-1 Preferred Stock plus any accrued and unpaid dividends thereon.

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Notwithstanding the above, if on or prior to October 31, 2020 we complete the redemption of all shares of Series E Preferred Stock, then all shares of Series E-1 Preferred Stock previously issued as PIK Dividends shall be cancelled and extinguished without further action.

Liquidation

In the event of liquidation, dissolution or winding up, the holders of the Series E Preferred Stock are entitled to receive out of the Company assets legally available for distribution, prior to and in preference to distributions to the holders of common stock or classes and series of securities which by their terms do not rank senior to the Series E Preferred Stock, and either in preference to or pari passu with the holders of any other series of preferred stock that may be issued in the future that is expressly made senior or pari passu, as the case may be, an amount equal to the stated value of the Series E Preferred Stock plus any accrued but unpaid dividends.

Voting

Except as provided by law or by the other provisions of the Certificate of Incorporation and as provided below, holders of Series E Preferred Stock shall have no right to vote on any matter presented to the stockholders of the Corporation for their action or consideration.

At any time that any shares of Series E Preferred Stock are outstanding, we shall not, either directly or indirectly, do any of the following without (in addition to any other vote required by law or the Certificate of Incorporation) the written consent or affirmative vote of the holders of at least a majority of the then outstanding shares of Series E Preferred Stock, given in writing or by vote at a meeting, consenting or voting separately as a class, and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect.

•	liquidate, dissolve or wind-up the business and affairs, effect any merger or consolidation or any other deemed liquidation event, or consent to any of the foregoing;
•	amend, alter or repeal any provision of the Certificate of Incorporation or Bylaws in a manner that adversely affects the powers, preferences or rights of the Series E Preferred Stock;
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create or authorize the creation of any new class or series of capital stock, or issue or authorize or commit to the issuance of any shares of any class or series of capital stock of the Company or any security convertible into or excisable for any such capital stock, including pursuant to grants to directors, employees or contractors (other than pursuant to binding agreements entered into prior to the Issue Date), business acquisitions or combinations, or otherwise; provided, however, this provision shall not prohibit us from (i) issuing shares of Common Stock upon the conversion or exercise of warrants, options, notes, preferred stock or other instruments that are convertible into or exercisable for shares of Common Stock in accordance with their terms and outstanding as of the Issue Date, (ii) selling shares of Common Stock in a public or private offering on or before the first (1st) anniversary of the Issue Date for gross proceeds up to $3,000,000, where proceeds are used for working capital purposes only, (iii) granting up to 75,000 shares of Common Stock on or before the second (2nd) anniversary of the Issue Date as part of one

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or more new management recruitment packages, and (iv) issuing up to 450,000 shares of Common Stock pursuant to a new long-term incentive plan providing for grants to management that would not vest or be payable until the later to occur of December 31, 2020 and the redemption in full of all Series E Preferred.

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reclassify, alter or amend (i) any existing Parity Securities if such reclassification, alteration or amendment would render such other security senior to the Series E Preferred Stock in respect of any such right, preference, or privilege, or (ii) any existing Junior Securities if such reclassification, alteration or amendment would render such other security senior to or pari passu with the Series E Preferred Stock in respect of any such right, preference or privilege;

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purchase or redeem (or permit any subsidiary to purchase or redeem) or pay or declare any dividend or make any distribution on, any shares of capital stock of the Company other than (i) redemptions of or dividends or distributions on the Series E Preferred Stock as expressly authorized herein, (ii) dividends or other distributions payable on the Common Stock solely in the form of additional shares of Common Stock and (iii) repurchases of stock from former employees, officers, directors, consultants or other persons who performed services for the Corporation or any subsidiary in connection with the cessation of such employment or service at the lower of the original purchase price or the then-current fair market value thereof; or

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enter into any transaction with a “related person” as defined in Item 404 of Regulation S-K under the Securities Exchange Act of 1934, as amended, or with any director, officer, or employee of the Corporation or any “associate” (as defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended) of any such director, officer, or employee.

Optional Conversion

Each share of Series E Preferred Stock shall be convertible, at the option of the holder thereof, at any time from and after the earlier of October 31, 2020 or the occurrence of a Preferred Default, and without the payment of additional consideration by the holder thereof, into such number of fully paid and non-assessable shares of Common Stock as is determined by dividing the liquidation value of Series E Preferred Stock plus any accrued but unpaid dividends on such share by $1.78 with respect to Series E Preferred Stock and $1.66 with respect to Series E-1 Preferred Stock.

In the event of a notice of redemption of any shares of Series E Preferred Stock, the conversion rights of the shares designated for redemption shall terminate at the close of business on the last full business day preceding the redemption date for such shares, unless the redemption price is not fully paid on such redemption date, in which case the conversion rights for such shares shall continue until such price is paid in full.  In the event of a liquidation, dissolution or winding up, the conversion rights shall terminate at the close of business on the last full business day preceding the date fixed for the payment of any such amounts distributable on such event to the holders of Series E Preferred Stock.

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Redemption

Unless prohibited by Delaware law governing distributions to stockholders, we may redeem shares of Series E Preferred Stock at a per share price equal to the stated value ($1,000 per share), plus all accrued but unpaid dividends thereon, at any time on or after the Issue Date.  While the Series E Preferred Stock is outstanding, the Company is required to use the proceeds of any sales of equity securities, exclusively to redeem any outstanding shares of Series E Preferred Stock, except that the Company is permitted to use up to an aggregate of $3,000 of the gross proceeds from any equity offering completed on or before November 15, 2019 for working capital purposes.

There is no restriction on the redemption of shares of Series E Preferred while there is any arrearage in the payment of dividends.

Other Rights

In case of any consolidation with or merger or reclassification or change of the Common Stock, there shall thereafter be deliverable upon redemption of the Series E Preferred Stock the kind and amount of shares of stock or other securities or property receivable upon such event by a holder of the number of shares of Common Stock equal to the number of shares of Common Stock issuable upon the redemption of the Series E Preferred Stock for which the Series E Preferred Stock might have been redeemed immediately prior to such event.

Exchange Listing

We do not plan on making an application to list the shares of Series A Preferred Stock on the NASDAQ, any national securities exchange or other nationally recognized trading system.

Options, Warrants and RSUs

As of March 27, 2020, we had 76,500 shares of common stock issuable upon exercise of outstanding options, 925,935 shares of common stock issuable upon the exercise of warrants, 450,915 shares of common stock issuable upon the vesting of RSUs, up to 355,000 shares of common stock reserved for future issuance under our long term incentive plan and 7,867,142 shares of common stock issuable upon conversion of our convertible preferred stock. There are no other outstanding warrants, options or RSUs at this time.

Delaware Anti-Takeover Law and Provisions of our Certificate of Incorporation and Bylaws

Delaware Anti-Takeover Law

We are subject to Section 203 of the DGCL. Section 203 generally prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

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prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

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the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (i) shares owned by persons who are directors and also officers and (ii) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

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on or subsequent to the date of the transaction, the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Section 203 defines a business combination to include:

•	any merger or consolidation involving the corporation and the interested stockholder;
•	any sale, transfer, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;
•	subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; or
•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with, or controlling, or controlled by, the entity or person. The term “owner” is broadly defined to include any person that, individually, with or through that person’s affiliates or associates, among other things, beneficially owns the stock, or has the right to acquire the stock, whether or not the right is immediately exercisable, under any agreement or understanding or upon the exercise of warrants or options or otherwise or has the right to vote the stock under any agreement or understanding, or has an agreement or understanding with the beneficial owner of the stock for the purpose of acquiring, holding, voting or disposing of the stock.

The restrictions in Section 203 do not apply to corporations that have elected, in the manner provided in Section 203, not to be subject to Section 203 of the DGCL or, with certain exceptions, which do not have a class of voting stock that is listed on a national securities exchange or authorized for quotation on the Nasdaq Stock Market or held of record by more than 2,000 stockholders. Our certificate of incorporation and bylaws do not opt out of Section 203.

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Section 203 could delay or prohibit mergers or other takeover or change in control attempts with respect to us and, accordingly, may discourage attempts to acquire us even though such a transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price.

Certificate of Incorporation and Bylaws

Provisions of our Certificate of Incorporation and Bylaws may delay or discourage transactions involving an actual or potential change in our control or change in our management, including transactions in which stockholders might otherwise receive a premium for their shares, or transactions that our stockholders might otherwise deem to be in their best interests. Therefore, these provisions could adversely affect the price of our Common Stock. Among other things, our Certificate of incorporation and Bylaws:

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permit our board of directors to issue up to 20,000,000 shares of preferred stock, without further action by the stockholders, with any rights, preferences and privileges as they may designate, including the right to approve an acquisition or other change in control;

•	provide that the authorized number of directors may be changed only by resolution of the board of directors;
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except for directors, if any, elected by the holders of any series of preferred stock as provided for or fixed pursuant to any other provision, provide that all vacancies, including newly created directorships, may, except as otherwise required by law, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum;

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do not provide for cumulative voting rights (therefore allowing the holders of a majority of the shares of common stock entitled to vote in any election of directors to elect all of the directors standing for election, if they should so choose);

•	provide that special meetings of our stockholders may be called only by our board of directors; and
•	provide for a classified board of directors.

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